Exhibit 99.3

INREIT PROPERTIES, LLLP

AMENDED AND RESTATED

UNIT REPURCHASE PLAN

The Board of Trustees (the “Board”) of INREIT Real Estate Investment Trust, a North Dakota real estate investment trust (the “Trust”), as General Partner of INREIT Properties, LLLP, a North Dakota Limited Liability Limited Partnership (the “Limited Partnership”), has adopted a unit repurchase plan (the “Repurchase Plan”) by which units of the Limited Partnership, par value $0.01 per unit (“Units”), may be repurchased by the Limited Partnership from unitholders subject to certain conditions and limitations. The purpose of this Repurchase Plan is to provide limited interim liquidity for unitholders (under the conditions and limitations set forth below) until a liquidity event occurs. No unitholder is required to participate in the Repurchase Plan.

1.     Repurchase of Units. The Trust may, at its sole discretion, acting for itself, or as General Partner of the Limited Partnership, may repurchase up to an aggregate of $25,000,000 of Shares and/or Units presented to the Trust or Limited Partnership for cash to the extent it has sufficient proceeds to do so and subject to the conditions and limitations set forth herein. Any and all Units repurchased by the Limited Partnership shall be canceled, and will have the status of authorized but unissued Units. Units acquired by the Limited Partnership through the Repurchase Plan will not be reissued unless they are first registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and other appropriate state securities laws or otherwise issued pursuant to exemptions from applicable registration requirements of such laws.

2.     Redemption Price. The Limited Partnership will repurchase its Units at $14.00 per unit.

3.     Funding and Operation of Repurchase Plan. The Limited Partnership may make purchases under the Repurchase Plan quarterly, at its sole discretion, on a pro rata basis.

4.     Unitholder Requirements. Any unitholder may request a repurchase with respect to all or a designated portion of their Units, subject to the following conditions and limitations:

a.     Holding Period. Only Units that have been held by the presenting unitholder for at least one (1) year are eligible for repurchase by the Limited Partnership. However, the Limited Partnership will waive the holding period for Units to be repurchased in connection with a unitholder’s death. Appropriate legal documentation will be required for repurchase requests upon death of a unitholder. Further, the Limited Partnership will waive the holding period for Units held in a 401(k) account.

b.     No Encumbrances. All Units presented for repurchase must be owned by the unitholder(s) making the presentment, or the party presenting the Units must be authorized to do so by the owner(s) of the Units. Such Units must be fully transferable and not subject to any liens or other encumbrances.

c.     Unit Repurchase Form. The presentment of Units must be accompanied by a completed Unit Repurchase Request form, a copy of which is attached hereto as Exhibit “A.” All Unit certificates must be properly endorsed.

d.     Deadline for Presentment. All Units presented and all completed Unit Repurchase Request forms must be received by the Limited Partnership or any repurchase agent on or before the last day of the second month of each calendar quarter in order to have such Units eligible for repurchase for that quarter.

e.     Repurchase Request Withdrawal. A unitholder may withdraw his or her repurchase request upon written notice to the Limited Partnership at any time prior to the date of repurchase.

f.     Ineffective Withdrawal. In the event the Limited Partnership receives a written notice of withdrawal from a unitholder after the Limited Partnership has repurchased all or a portion of such unitholder’s Units, the notice of withdrawal shall be ineffective with respect to the Units already repurchased, but shall be effective with respect to any of such unitholder’s Units that have not been repurchased. The Limited Partnership shall provide any such unitholder with prompt written notice of the ineffectiveness or partial ineffectiveness of such unitholder’s written notice of withdrawal.

Adoped by the Board of Trustees

September 26, 2013

g.     Repurchase Agent. The Limited Partnership may utilize a registered broker dealer in connection with the repurchases under this Repurchase Plan.

h.     Termination, Amendment or Suspension of Plan. The Repurchase Plan will terminate and the Limited Partnership will not accept Units for repurchase in the event the Units are listed on any national securities exchange, the subject of bona fide quotes on any inter-dealer quotation system or electronic communications network or are the subject of bona fide quotes in the pink sheets. Additionally, the Board, in its sole discretion, may terminate, amend or suspend the Repurchase Plan if it determines to do so is in the best interest of the Limited Partnership. A determination by the Board to terminate, amend or suspend the Repurchase Plan will require the affirmative vote of a majority of the Trustees, including a majority of the independent Trustees. If the Trustees terminate amend or suspend the Repurchase Plan, the Limited Partnership will provide unitholders with thirty (30) days advance written notice and the Limited Partnership will, to the extent applicable, disclose the changes in the appropriate current or periodic report filed with the Securities and Exchange Commission.

5.     Miscellaneous.

a.     Advisor Ineligible. The Advisor to INREIT Real Estate Investment Trust, INREIT Management, LLC, shall not be permitted to participate in the Repurchase Plan.

b.     Liability. The Trust, acting as itself or as General Partner of the Limited Partnership, and any repurchase agent shall not have any liability to any unitholder for the value of the unitholder’s Units, the repurchase price of the unitholder’s Units, or for any damages resulting from the unitholder’s presentation of his or her Units, the repurchase of the Units under this Repurchase Plan or from the Trust’s determination not to repurchase Units under the Repurchase Plan, except as a result from the Trust’s or the repurchase agent’s gross negligence, recklessness or violation of applicable law; provided, however, that nothing contained herein shall constitute a waiver or limitation of any rights or claims a unitholder may have under federal or state securities laws.

c.     Taxes. Unitholders shall have complete responsibility for payment of all taxes, assessments, and other applicable obligations resulting from the Limited Partnership’s repurchase of Units.

Adoped by the Board of Trustees

September 26, 2013

EXHIBIT “A”

UNIT REPURCHASE REQUEST

Adoped by the Board of Trustees

September 26, 2013